Exhibit 3.2

PHILLIPS EDISON & COMPANY, INC.

ARTICLES OF AMENDMENT

Phillips Edison & Company, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to provide that, immediately upon the acceptance of these Articles of Amendment for record by the SDAT (the “Effective Time”), each share of common stock, $0.01 par value per share, of the Corporation which was issued and outstanding immediately prior to the Effective Time shall be changed into one issued and outstanding share of Class B Common Stock, $0.01 par value per share, of the Corporation.

SECOND: The amendment to the Charter as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation entitled to vote thereon as required by law.

THIRD: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chairman and Chief Executive Officer and attested to by its General Counsel and Secretary on this 2nd day of July, 2021.

ATTEST:

By: /s/Tanya E. Brady
Name: Tanya E. Brady
Title: General Counsel and Secretary

PHILLIPS EDISON & COMPANY, INC.

By: /s/Jeffrey S. Edison
Name: Jeffrey S. Edison
Title: Chairman and Chief Executive
Officer